EX.99.j





CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



        We consent to the use of our report, dated February 10, 2004, on the annual financial statements and financial highlights of Matthew 25 Fund, Inc., which is included in Part A and B in Post Effective Amendment No. 12 to the Registration Statement under the Securities Act of 1933 and Post Effective Amendment No. 13 under the Investment Company Act of 1940 and included in the Prospectus and Statement of Additional Information, as specified, and to the reference made to us under the caption "Independent Auditors" in the Statement of Additional Information.



Abington, Pennsylvania                         /s/ Sanville & Company
April 27, 2004                                 Certified Public Accountants